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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

       For the Three Months Ended March 31, 2000 and 1999
                 (In thousands, except ratios)


                                         Three Months  Three Months
                                             2000          1999
                                         ------------  ------------

Loss before income taxes, extraordinary
  item and cumulative effect of change
    in accounting principle                $   (6,597)  $      (49)

Add:  Fixed Charges                             3,979        3,267
                                           ----------   ----------

Adjusted income (loss) before income
  taxes, extraordinary item and cumulative
  effect of change in accounting
  principle                                $   (2,618)  $    3,218
                                           ==========   ==========

Fixed charges:
  Preferred stock dividends                $    2,012   $    2,012
  Income tax effect on preferred
    stock dividends                                23          - -
  Interest portion of rentals                     276          331
  Total interest costs                          1,668          924
                                           ----------   ----------

Total fixed charges                        $    3,979   $    3,267
                                           ==========   ==========

Fixed Charge Ratio                                 (a)          (a)

Inadequate coverage                        $    6,597   $       49
                                           ==========   ==========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                $    5,820   $    6,052
  DD&A(b) (corporate)                              73           92
  Provision for closed operations
    and environmental matters                     866          267
                                           ----------   ----------

                                           $    6,759   $    6,411
                                           ==========   ==========


(a) Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."